      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 26, 1995

                                                  REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                          CORAM HEALTHCARE CORPORATION
             (Exact name of Registrant as specified in its charter)

                      1125 SEVENTEENTH STREET, SUITE 1500
                             DENVER, COLORADO 80202
                                 (303) 292-4973
               (Address, including zip code, telephone number and
             area code of Registrant's principal executive offices)

         STATE OF DELAWARE                       33-0615337                             8082
  (State or other jurisdiction of             (I.R.S. Employer              (Primary Standard Industrial
   incorporation or organization)          Identification Number)           Classification Code Number)

                            ------------------------

                                JAMES M. SWEENEY
                            CHIEF EXECUTIVE OFFICER
                          CORAM HEALTHCARE CORPORATION
                      1125 SEVENTEENTH STREET, SUITE 1500
                             DENVER, COLORADO 80202
                                 (303) 292-4973
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:

                             RICHARD A. FINK, ESQ.
                          JEREMY W. MAKARECHIAN, ESQ.
                          BROBECK, PHLEGER & HARRISON
                      1125 SEVENTEENTH STREET, SUITE 1500
                             DENVER, COLORADO 80202
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: from time to time after the effective date of this Registration
Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered in connection with dividend or interest reinvestment plans, check the following box. /X/

                        CALCULATION OF REGISTRATION FEE

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- ----------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED        PROPOSED
                                                                    MAXIMUM         MAXIMUM        AMOUNT OF
                                                  AMOUNT TO BE      OFFERING       AGGREGATE      REGISTRATION
TITLE OF SECURITIES TO BE REGISTERED               REGISTERED       PRICE(1)     OFFERING PRICE      FEE(2)
- ----------------------------------------------------------------------------------------------------------------
Common Stock....................................     186,047        $18.875        $3,511,637        $1,211
- ----------------------------------------------------------------------------------------------------------------
Common Stock Underlying TPN Warrants............    500,000(3)       $18.00        $9,000,000        $3,103
- ----------------------------------------------------------------------------------------------------------------
Common Stock Underlying Convertible PIK Note....   2,777,778(3)      $27.00       $75,000,006       $25,862
- ----------------------------------------------------------------------------------------------------------------
          TOTAL.................................    3,463,825          --         $87,511,637       $30,176
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- ----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(g).
(2) The registration fee was calculated based on a fee of 1/29 of 1% of the proposed maximum aggregate offering price.
(3) Pursuant to Rule 416, includes a presently indeterminate number of additional shares of Common Stock that may become issuable as a result of certain anti-dilution provisions contained in the TPN Warrants and Convertible PIK Note.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************


                   SUBJECT TO COMPLETION, DATED MAY 26, 1995

PROSPECTUS

                          CORAM HEALTHCARE CORPORATION
                            ------------------------

                        3,463,825 SHARES OF COMMON STOCK
                            ------------------------

     Coram Healthcare Corporation (together with its subsidiaries, the "Company") hereby offers to sell up to 500,000 shares of its common stock, $.001 par value per share (the "Common Stock"), as adjusted, underlying the warrants (the "TPN Warrants") issued pursuant to that certain Settlement Agreement and Release (the "TPN Settlement Agreement") by and between the Company and T2 Medical, Inc. ("T2") on the one hand, and certain former shareholders of TPN of Reno, Inc., TPN of Las Vegas, Inc. and Sierra Nevada Pharmaceutical Consultants, Inc. (collectively, the "Former TPN Shareholders"), on the other hand. The Company is also registering up to 2,777,778 shares of Common Stock, as adjusted, to be issued upon conversion of the Company's $75 million 7% Convertible Subordinated Pay-in-Kind Note (the "Convertible PIK Note") issued pursuant to the purchase by the Company of substantially all the assets used in the alternative site infusion and certain related businesses (collectively, the "Caremark Business") of Caremark Inc., a California corporation ("Caremark"). See "Description of Securities." In addition, pursuant to this Prospectus, certain persons (collectively, the "Selling Stockholders") who hold 186,047 shares of Common Stock may resell or further distribute such securities on a deferred basis. The Common Stock owned by the Selling Stockholders are collectively referred to herein as the "Offered Securities." The Selling Stockholders acquired the Offered Securities in connection with a Settlement Agreement and Mutual General Release (the "ContinueCare Settlement Agreement") dated as of April 28, 1995 by and among the Selling Stockholders, Curaflex Health Services, Inc., a wholly-owned subsidiary of the Company ("Curaflex"), and the Company to resolve certain disputes among the parties thereto. The Selling Stockholders may sell the Offered Securities from time to time in transactions on the New York Stock Exchange (the "NYSE"), in privately negotiated transactions, through the writing of options on the Common Stock, or by a combination of those methods, at fixed prices that may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. The Selling Stockholders may effect those transactions by selling the Offered Securities to or through broker-dealers, who may receive compensation in the form of discounts or commissions from the Selling Stockholders or from the purchasers of the Offered Securities for whom the broker-dealers may act as agent or to whom they may sell as principal, or both. See "Selling Stockholders" and "Plan of Distribution."

     If all of the TPN Warrants are exercised at their current maximum exercise price, the Company will receive aggregate proceeds of approximately $8,960,000, after deducting estimated offering expenses payable by the Company. The Company will not receive any of the proceeds upon conversion of the convertible PIK Note or from the sale of the Offered Securities. See "Use of Proceeds" and "Plan of Distribution."

     The Company's Common Stock is presently traded on the NYSE under the symbol "CRH." On May 24, 1995 the closing bid price of the Common Stock was $18.875.
                            ------------------------

SEE "INVESTMENT CONSIDERATIONS" FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

THE COMPANY HAS UNDERTAKEN TO KEEP A REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS CONSTITUTES A PART EFFECTIVE UNTIL THE EARLIER TO OCCUR OF SEPTEMBER 30, 1999 OR THE EARLIER DISPOSITION OF THE SECURITIES OFFERED HEREBY. AFTER SUCH PERIOD, IF THE COMPANY CHOOSES NOT TO MAINTAIN THE EFFECTIVENESS OF THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS CONSTITUTES A PART, THE SECURITIES ISSUABLE UPON EXERCISE HEREOF AND OFFERED HEREBY MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED, EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THE PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT THEREUNDER.
                            ------------------------

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                 THE DATE OF THIS PROSPECTUS IS        , 1995.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: Seven World Trade Center, Room 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Room 1500, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company has filed with the Commission a registration statement (herein, together with all amendments thereto, called the "Registration Statement") of which this Prospectus constitutes a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and in the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and reference is made to the Registration Statement and the exhibits thereto for further information regarding the Company and the securities offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Commission. The Registration Statement and the exhibits thereto may be inspected without charge and copies thereof may be obtained upon payment of the prescribed fees at the public reference facilities of the Commission at its principal office in Washington, D.C.

     The Company's Common Stock is listed on the NYSE. All reports, proxy statements and other information filed by the Company with the NYSE may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company are incorporated by reference into this Registration Statement:

          1. Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

          2. Amendment No. 1 to Annual Report on Form 10-K/A as filed with the Commission on May 1, 1995;

          3. Amendment No. 2 to Annual Report on Form 10-K/A as filed with the Commission on May 26, 1995;

          4. Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1995;

          5. Current Report on Form 8-K as filed with the Commission on April 6, 1995;

          6. Current Report on Form 8-K as filed with the Commission on May 2, 1995;

          7. Amendment to Current Report on Form 8-K/A as filed with the Commission on April 17, 1995; and

          8. The Company's Proxy Statement filed with the Commission on May 15, 1995 pursuant to Section 14(a) of the Exchange Act in connection with the Company's Registration Statement No. 33-59337 on Form S-4.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities hereby then remaining unsold, shall be deemed to be incorporated by reference to this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of all documents which are incorporated herein by reference (excluding exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) will be provided without charge by the Company to each person to whom this Prospectus is delivered, upon the written request of such person directed to Coram Healthcare Corporation,
Attention: Corporate Communications, 1125 Seventeenth Street, Suite 1500, Denver, Colorado 80202, telephone (303) 292-4973.

                                  THE COMPANY

     The Company is the largest provider of alternate site (outside the hospital) infusion therapy and related services in the United States, operating 143 branches as of March 31, 1995, covering geographic locations in which over 90% of the population of the United States resides. Infusion therapy involves the intravenous administration of anti-infective, chemotherapy, pain management, nutrition, and other therapies. Other services offered by the Company include the provision of lithotripsy, non-intravenous infusion products and physician support services. On April 6, 1995, the Company acquired the Caremark Business, which at that time was the largest provider of alternate site infusion therapies in the United States based on breadth of services and total revenues (such acquisition, including certain financings related thereto, are collectively referred to herein as the "Caremark Transaction").

     The Company was formed on July 8, 1994 pursuant to a merger (the "Four-Way Merger") by and among T2, Curaflex, Medisys, Inc. ("Medisys") and HealthInfusion, Inc. ("HealthInfusion"), each of which was a publicly-held national or regional provider of home infusion therapy and related services. The Four-Way Merger enabled the Company to become a national provider of home infusion and other alternate site health care services. On September 12, 1994, the Company further broadened its geographic coverage by acquiring H.M.S.S., Inc., a leading regional provider of home infusion therapies based in Houston, Texas. The Company is in the process of completing a branch and corporate office consolidation of its five predecessor companies (the "Coram Consolidation Plan") which is expected to result in significant annual cost savings and operating efficiencies. The Company expects to implement a similar branch office and consolidation program (the "Caremark Consolidation Plan") to integrate the Caremark Business, resulting in additional cost savings and operating efficiencies. The Company is led by a newly formed management team with extensive background in the health care industry, including James M. Sweeney, Chairman and Chief Executive Officer. Mr. Sweeney is widely regarded as having pioneered the home infusion industry when he founded the predecessor to Caremark in 1979.

     On April 17, 1995, the Company and Lincare Holdings Inc. (together with its subsidiaries, "Lincare") announced a proposed merger (the "Merger") of CHC Acquisition Corp., a wholly-owned subsidiary of the Company, with and into Lincare pursuant to the terms of the Agreement and Plan of Merger dated April 17, 1995 (the "Merger Agreement") pursuant to which Lincare would become a wholly-owned subsidiary of the Company. Lincare is one of the nation's largest providers of oxygen and other respiratory therapy services to patients in the home, currently serving over 70,000 customers in 35 states through 190 operating centers. In connection with the Merger, all of the outstanding shares of common stock, $.01 par value per share, of Lincare (the "Lincare Common Stock") will be exchanged for shares of common stock, $.001 par value per share, of the Company (the "Common Stock") at the ratio of 1.5354 shares (the "Exchange Ratio") of the Common Stock for each share of Lincare Common Stock. The obligations of Lincare and the Company to consummate the Merger are subject to the satisfaction of certain conditions set forth in the Merger Agreement, including the approval of the Merger by the stockholders of Lincare and the Company.

     The Company's principal executive offices are located at 1125 Seventeenth Street, Suite 1500, Denver, Colorado 80202, and its telephone number is (303) 292-4973.

                           INVESTMENT CONSIDERATIONS

     In addition to the other information contained in this Prospectus and the information incorporated herein by reference, prospective investors should carefully consider, among others, the following risk factors prior to investing:

IMPLEMENTATION OF BUSINESS STRATEGY

     The Company is seeking to implement an aggressive business strategy focused on (i) completing the Coram Consolidation Plan; (ii) implementing and completing the Caremark Consolidation Plan; and (iii) pursuing possible acquisitions of other alternate site health care companies such as Lincare. Pronounced changes are expected to occur in the markets which the Company serves, which may require adjustments to the Company's strategy. Execution of this strategy has placed and will continue to place significant demands on the Company's financial and management resources and there can be no assurance that such demands will not adversely affect the Company's future financial performance or that the Company will be successful in fully implementing its estimated cost savings, responding to ongoing changes in its markets which may require adjustments to its strategy, or in identifying, acquiring, managing or integrating additional operations. Implementation of the Company's strategy could also be affected by a number of factors beyond the Company's control, such as loss of personnel, the response of competitors and regulatory developments. While the Company generally intends to operate Lincare as a stand-alone business unit following the Merger, the Merger will involve some degree of integration between two companies that have previously operated independently, particularly with respect to the integration of certain marketing and other corporate functions. No assurance can be given that the benefits expected from such integration will be realized.

DEPENDENCE ON PAYORS AND REIMBURSEMENT RELATED RISKS

     The profitability of the Company and Lincare depends in large part on reimbursement provided by third party payors. Since alternate site care is generally less costly to third party payors than hospital-based care, alternate site providers have historically benefitted from cost containment initiatives aimed at reducing the costs of hospitalization. However, competition for patients, efforts by traditional third party payors to contain or reduce health care costs and the increasing influence of managed care payors such as health maintenance organizations in recent years have resulted in reduced rates of reimbursement for services provided by alternate site providers such as the Company. During 1993 and early 1994, the alternate site infusion industry, including the Company, experienced severe reductions in the pricing of its products and services as a result of these trends.

     A significant portion of Lincare's revenues are attributable to payments received from the Medicare and Medicaid programs. The levels of revenues and profitability of Lincare are affected by the continuing efforts of these programs to contain or reduce the costs of health care. A number of changes to the Medicare and Medicaid programs are being considered in connection with recent efforts to reduce budget deficits at the federal and state levels. Among the changes under consideration are proposals that would reduce Medicare and Medicaid expenditures by lowering reimbursement rates, increasing case management review of services, negotiating reduced contract pricing and expanding Medicaid risk contracting. A significant change in coverage or a reduction in payment rates by Medicare or Medicaid could have a material adverse effect upon Lincare's business and financial condition. See "-- Health Care Reform Legislation."

     Additionally, managed care payors and even traditional indemnity insurers increasingly are demanding fee structures and other arrangements providing for the assumption by health care providers of all or a portion of the financial risk of providing care (e.g., capitation). While the Company believes that short-term pricing pressures are stabilizing and that the Company's business strategy to become the high quality, low cost provider of choice in the markets it serves is responsive to these trends, no assurance can be given that pricing pressures will not continue or that the Company's financial results will not be adversely affected by such trends. A rapid increase in the percentage of revenue derived from managed care payors without a corresponding decrease in the Company's operating costs could have an adverse impact on the Company's profit margins.

     In addition to infusion therapy and related services, the Company also provides lithotripsy services. Lithotripsy is a non-invasive technique that uses shock waves to disintegrate kidney stones. The Company's lithotripsy operations have contributed an increasing amount to the Company's operating income. A material change in the operating performance of the lithotripsy business could have a material adverse effect on the consolidated operating results of the Company. In 1993, the Health Care Financing Administration ("HCFA") released a proposed rule reducing the rate at which ambulatory surgery centers and certain hospitals would be reimbursed for the technical component of a lithotripsy procedure. Although the HCFA has not taken any further action, the adoption of this proposed rule could have a material adverse effect on the Company's lithotripsy revenues.

LIMITED OPERATING HISTORY OF THE COMPANY; RECENT LOSSES

     The Company is subject to the uncertainties and risks associated with a newly formed and expanding business. The Company has only been operating as a combined entity since July 8, 1994, and has incurred cumulative net losses of approximately $117.7 million (including $164.5 million of special pre-tax charges) from such date through March 31, 1995. In addition, 1994 net revenues of the Caremark Business experienced a material decline from 1993 net revenues, in each case calculated on a pro forma basis giving effect to the March 1, 1994 acquisition of Critical Care of America, Inc. The future operating results of the Company will depend on many factors, including stabilization of operating revenues and pricing pressures, the ability of the Company to implement its strategy, the level of competition, the ability to integrate other complementary businesses into its current organization, general economic conditions, the ability to attract and retain qualified personnel at competitive rates, and government regulation and reimbursement policies. See "-- Dependence on Payors and Reimbursement Related Risks."

FINANCIAL LEVERAGE

     The Company incurred a significant amount of long-term debt in connection with the Caremark Transaction. As of March 31, 1995, the Company's pro forma consolidated long-term indebtedness after giving effect to the Caremark Transaction would have been $430.2 million and its pro forma consolidated stockholders' equity would have been $331 million. The Company's pro forma interest coverage ratio (earnings before interest, taxes, depreciation and amortization divided by interest expense) for the three months ended March 31, 1995, pro forma for the acquisition of the Caremark Business, would have been 2 to 1. The degree to which the Company is leveraged could (i) impair the Company's ability to finance, through its own cash flow or from additional financing, its future operations or pursue its business strategy; and (ii) make the Company more vulnerable to economic downturns, competitive and payor pricing pressures and adverse changes in government regulation. The Company believes that the Merger will strengthen the Company's balance sheet, reduce its financial leverage and increase its cash flow. The Company's pro forma interest coverage ratio for the three months ended March 31, 1995, after giving effect to the consummation of the Merger, would have been 4.3 to 1.

     The terms of the Company's outstanding indebtedness contain a number of covenants that, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur debt, pay dividends, create liens, make capital expenditures and make certain investments or acquisitions and otherwise restrict corporate activities. The ability of the Company to comply with such provisions may be affected by events beyond its control. The breach of any of these covenants could result in a default under the terms of such indebtedness.

DEPENDENCE ON KEY PERSONNEL

     The Company's operations and ability to successfully implement its business strategy are dependent on the efforts, ability and experience of James M. Sweeney, its Chairman and Chief Executive Officer, Patrick J. Fortune, its President and Chief Operating Officer, Olav B. Bergheim, its Executive Vice President, and other executive officers. The loss of some or all of these key executive officers could have a material adverse impact on the Company. Lincare is also dependent upon the ability and experience of its senior managers, and there can be no assurance that Lincare will be able to retain all of such officers subsequent to the Merger. If, for any reason, such executives do not remain active in Lincare's management, Lincare's operations could be adversely affected. The Company has entered into employment agreements with three of such executives which will become effective upon the effective time of the Merger.

GOVERNMENTAL REGULATION

     Each of the Company and Lincare is subject to federal and state laws that prohibit certain direct and indirect payments between health care providers that are intended, among other things, to induce or encourage the referral of patients to, or the recommendation of, a particular provider of items or services ("anti-kickback" laws). In addition, certain federal and state laws have been enacted to prohibit physicians from referring patients for certain "designated health services" to providers with which the referring physician has an ownership or compensation arrangement ("self-referral laws"). In particular,
Section 1128B(b) of the Social Security Act (the "Anti-Kickback Statute") prohibits certain business practices and relationships that might affect the provision and cost of health care services reimbursable under Medicare and Medicaid. Sanctions for violating the Anti-Kickback Statute include criminal penalties and civil sanctions, including fines and possible exclusion from the Medicare and Medicaid programs. The Department of Health and Human Services ("HHS") has issued regulations that describe some of the conduct and business relationships permissible under the Anti-Kickback Statute ("Safe Harbors"). The fact that a given business arrangement does not fall within a Safe Harbor does not render the arrangement per se illegal. Business arrangements of health care service providers and suppliers that fail to satisfy the applicable Safe Harbor criteria, however, risk increased scrutiny by enforcement authorities. The Anti-Kickback Statute applies to relationships with physicians as well as with other entities such as hospitals.

     In addition, Section 1877 of the Social Security Act as amended effective January 1, 1995, prohibits physicians from referring a number of "designated health services" referrals under the Medicare and Medicaid programs to providers with which such physicians have ownership interests or other financial arrangements, including referrals for "durable medical equipment," "parenteral and enteral nutrition," "outpatient prescription drugs" and "home health services". Many states have adopted or are considering similar legislative proposals, some of which extend beyond the Medicaid program to all health care services. The Company's participation in and development of business relationships which in any way involve financial arrangements with physicians could be adversely affected by these amendments and similar state enactments as well as future regulatory developments in this area, while the Company's business relationships with non-physicians could be adversely affected by the Antifraud Amendments or amendments thereto, as well as by similar state enactments.

     As part of its compliance program, the Company is reviewing all of its business arrangements with physicians that may be questionable in the current regulatory environment to determine whether such arrangements need to be restructured or terminated. Because the Company may be less willing than some of its competitors to enter into business arrangements that may be questionable under existing law, it could be at a competitive disadvantage in entering into certain transactions and arrangements with physicians and other health care providers. While the Company believes that it is in material compliance with applicable law, there can be no assurance that such laws will ultimately be interpreted in a manner consistent with the practices of the Company.

     The businesses of the Company and Lincare are also subject to other substantial governmental regulation including state laws governing the dispensing, distribution and compounding of prescription products; state laws regulating pharmacies and the provision of home health services; and federal laws regulating the repackaging and dispensing of drugs. Failure to comply with these laws could adversely affect the Company's or Lincare's ability to continue to provide or receive reimbursement for its therapies and services. Changes in these laws and the interpretation of existing laws could have a material adverse effect on the activities of the Company or Lincare, the relative costs associated with doing business and the amount of reimbursement by government and other third party payors.

HEALTH CARE REFORM LEGISLATION

     In recent years, an increasing number of legislative initiatives have been introduced or proposed in Congress and in state legislatures that would effect major changes in the health care system, either nationally or at the state level. Among the proposals under consideration are various insurance market reforms, forms of price control, expanded fraud and abuse and anti-referral legislation and further reductions in Medicare and Medicaid reimbursement. The Company cannot predict whether any of the above proposals or any other proposals will be adopted, and if adopted, no assurance can be given that the implementation of such reforms will not have a material adverse effect on the business of the Company or Lincare.

CERTAIN LITIGATION AND GOVERNMENTAL INVESTIGATIONS

     The Company has entered into a Stipulation of Settlement (the "Stipulation") dated as of January 27, 1995 which sets forth the principal terms of a proposed settlement of class action shareholder litigation which was initiated against T2 in 1992. The Stipulation provides for the Company to pay the shareholder class $25 million in cash (of which approximately $7.8 million will be contributed by one of the Company's insurance carriers), and to issue warrants to acquire an aggregate of 2.52 million shares of Common Stock at an exercise price of $20.25, subject to adjustment. The Stipulation was approved by the court and a judgment was entered dismissing the litigation with prejudice on May 19, 1995.

     In September 1994, T2 entered into a settlement of an investigation by the HHS Office of Inspector General ("OIG") into T2's financial arrangements with physicians (the "T2 OIG Settlement"). T2, in expressly denying liability, agreed to a civil order which enjoins it from violating federal anti-kickback and false claims laws related to Medicare/Medicaid reimbursement. The order further requires T2 to comply with certain standards when providing management or other services to physicians. The Company is implementing programs to ensure that it is in compliance with the terms and conditions of the T2 OIG Settlement and has engaged Richard P. Kusserow, the former Inspector General of HHS, as a consultant to assist the Company in developing its compliance program. However, in the event that T2 violates the T2 OIG Settlement or the Company engages in conduct that violates federal or state laws, rules or regulations, the Company may be subject to a risk of increased sanctions or penalties; including, but not limited to, partial or complete exclusion from the Medicare/Medicaid program.

     In January 1994, Lincare was advised by the United States Attorney for the Middle District of Florida that a grand jury has been investigating certain services provided by Lincare to a pharmacy that supplied medications to home respiratory patients. Under its contracts with the pharmacy, Lincare was responsible for providing various marketing, field administration and patient services to the pharmacy. The contracts were in effect from February 1989 to April 1992, and accounted for less than one percent of Lincare's revenues during such period. Lincare is cooperating with the investigation and believes that it will be able to demonstrate that its services for the pharmacy were provided in accordance with all applicable federal laws. However, no assurance can be given that the matter will be resolved promptly or that the United States Attorney will not seek penalties against Lincare or its officers.

COMPETITION

     The alternate site health care market is highly competitive and is experiencing both horizontal and vertical consolidation. Some of the Company's current and potential competitors include hospital chains and providers of multiple products and services for the alternate site health care market. On March 3, 1995, two of the largest companies in the alternate site health care industry, Abbey Healthcare Group Incorporated and Homedco Group, Inc. announced an agreement to merge. The size, purchasing power, ability to assemble products and services, and relationships with physicians and payors which certain providers enjoy make them formidable competitors to the Company and Lincare. Moreover, there are relatively few barriers to entry in the local markets which the Company and Lincare serve. Local or regional companies have entered the home health care market in the past and others may do so in the future. There can be no assurance that the Company and Lincare will not encounter increased competition in the future that could limit their ability to maintain or increase their market share. Such increased competition could have a material adverse effect on the business and results of operations of the Company and Lincare.

POTENTIAL PROFESSIONAL LIABILITY

     The services of each of the Company and Lincare involve an inherent risk of professional liability and, with respect to such services, while the Company and Lincare have not had any material claims for professional liability asserted against them, no assurance can be given that such claims will not be asserted in the future. While each of the Company and Lincare maintain insurance consistent with industry practice, there can be no assurance that the amount of insurance currently maintained by them will satisfy all claims made against them or that the Company will be able to obtain insurance in the future at satisfactory rates or in adequate amounts. The Company cannot predict the effect that any such claims, regardless of their ultimate outcome, might have on its business or reputation or on its ability to attract and retain patients.

CHANGES IN TECHNOLOGY

     The alternate site infusion business of the Company is dependent on physicians continuing to prescribe the administration of drugs and nutrients through intravenous and other infusion methods. Intravenous administration is often the most appropriate method for treating critically ill patients and is often the only way to administer proteins and biotechnology drugs. Nonetheless, technological advances in drug delivery systems, the development of therapies that can be administered orally and the development of new medical treatments that cure certain complex diseases or reduce the need for infusion therapy could adversely impact the business of the Company.

                                USE OF PROCEEDS

     The proceeds to be received by the Company from the issuance of Common Stock upon exercise of all of the TPN Warrants will be an aggregate of approximately $8,930,000, after deducting estimated offering expenses of approximately $70,000. The amount of such proceeds will vary significantly depending on the number of TPN Warrants, if any, which are exercised. The net proceeds are expected to be used by the Company for general corporate purposes. The Company will not receive proceeds upon conversion of the Convertible PIK Note. The net proceeds from the sale of the Offered Securities will be received directly by each Selling Stockholders.

                        DETERMINATION OF OFFERING PRICE

     The exercise price of the TPN Warrants was established by negotiations between the Company and the Former TPN Shareholders, and the conversion price of the Convertible PIK Note was established by negotiations between the Company and Caremark. This Prospectus may be used from time to time by the Selling Stockholders who offer the Offered Securities registered hereby for sale, and the offering price of such Offered Securities will be determined by the Selling Stockholders and may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.

                              SELLING STOCKHOLDERS

     The following tables set forth certain information with respect to the Common Stock beneficially owned by each Selling Stockholder as of May 24, 1995 and as adjusted to give effect to the sale of such securities. The securities offered in this Prospectus by the Selling Stockholders are the Offered Securities. The Offered Securities are being registered to permit public secondary trading of such securities, and the Selling Stockholders may offer such securities for resale from time to time. See "Plan of Distribution."

     The Selling Stockholders acquired the Offered Securities in connection with the ContinueCare Settlement Agreement. Under the ContinueCare Settlement Agreement the Company and the other parties thereto resolved certain disputes as to their respective rights and obligations under (i) the Agreement and Plan of

Merger dated June 29, 1993 by and among Curaflex, Curaflex Acquisition, Inc. and ContinueCare Health Systems, Inc. and (ii) the respective Employment Agreements dated as of June 29, 1993 between the Selling Stockholders on the one hand, and Curaflex on the other.

     None of such Selling Stockholders has had a material relationship with the Company within the past three years other than as a result of ownership of the securities of the Company. The Offered Securities may be offered from time to time by the Selling Stockholders named below or their nominees, and this Prospectus may be required to be delivered by persons who may be deemed to be underwriters in connection with the offer or sale of such securities. See "Plan of Distribution."

                                                COMMON STOCK                           COMMON STOCK
                                                BENEFICIALLY                           BENEFICIALLY
                                               OWNED PRIOR TO                           OWNED AFTER
                                                OFFERING (1)           COMMON         OFFERING(1)(2)
            NAME AND ADDRESS OF              -------------------       STOCK        -------------------
           SELLING STOCKHOLDERS              AMOUNT      PERCENT     OFFERED(3)     AMOUNT      PERCENT
- -------------------------------------------  -------     -------     ----------     -------     -------
Michael K. Lester..........................  204,868       *            83,721      121,147       *
  9429 Whitehurst
  Dallas, TX 75243
Terry P. McCord............................  204,868       *            83,721      121,147       *
  9614 Moss Farm
  Dallas, TX 75243
Jeri L. Evans..............................   47,089       *            18,605       28,484       *
  5212 Lincolnshire Ct.
  Dallas, TX 75287
All Selling Stockholders as a Group........  456,825      1.1          186,047      270,778       *
                                             =======      ===          =======      =======      ====

- ---------------
(1) Shares of Common Stock subject to options or warrants which are currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants but are not deemed to be outstanding for computing the percentage of any other person.

(2) No percent of class is shown for holders of less than 1%. Percentage computations are based on 39,682,277 shares of Common Stock outstanding as of May 8, 1995.

(3) Assumes sale of all Common Stock offered hereby.

                              PLAN OF DISTRIBUTION

THE COMPANY

     The Company is offering pursuant to this Prospectus to sell up to 500,000 shares of the Common Stock underlying the TPN Warrants pursuant to the exercise of the TPN Warrants at an exercise price of $18 per share, subject to adjustment. The Company is also registering 2,777,778 shares of Common Stock issuable upon conversion of the Convertible PIK Note at $27.00 per share, subject to adjustment. This Prospectus will be used in connection with the offer and sale of the Common Stock issuable upon exercise of the TPN Warrants and upon conversion of the Convertible PIK Note. See "Description of Securities."

THE SELLING STOCKHOLDERS

     The Company has been advised by the Selling Stockholders that the Offered Securities may be sold from time to time in transactions on the NYSE in privately negotiated transactions, through the writing of options on the Common Stock, or by a combination of these methods, at fixed prices that may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders may effect these transactions by selling the Offered Securities to or through broker-dealers and/or purchasers of the Offered Securities for whom they may act as agent.

     Each Selling Stockholder has represented that it was acquiring the Offered Securities without any present intention of effecting a distribution of such securities except in the manner contemplated in the ContinueCare Settlement Agreement and in compliance with applicable securities laws. In recognition of the fact that investors, even though having acquired the Offered Securities without a view to distribution, may wish to be legally permitted to sell such securities when they deem appropriate, the Company has filed with the Commission under the Securities Act, a Registration Statement of which this Prospectus forms a part, with respect to the resale of the Offered Securities from time to time as described herein and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective for a period not to exceed nine months from the effective date of such Registration Statement.

     The Selling Stockholders and broker-dealers who act in connection with the sale of the Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and profits on the resale of the Offered Securities as a principal may be deemed to be underwriting discounts and commissions under the Securities Act.

                           DESCRIPTION OF SECURITIES

GENERAL

     The authorized capital stock of the Company consists of an aggregate of 75,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of Preferred Stock, par value $.001 per share ("the Preferred Stock"). As of May 8, 1995, 39,682,277 shares of Common Stock and no shares of Preferred Stock were outstanding.

COMMON STOCK

     All shares of Common Stock have equal voting rights and, when validly issued and outstanding, have one vote per share in all matters to be voted upon by shareholders. The shares of Common Stock have no preemptive, conversion or redemption rights and may only be issued as fully paid and nonassessable shares. Cumulative voting in the election of directors is not allowed. The holders of a majority of the issued and outstanding shares of Common Stock are able to elect all directors of the Company. Each holder of Common Stock, upon liquidation of the Company, is entitled to receive a pro rata share of the Company's assets available for distribution to common stockholders.

TPN WARRANTS

     Pursuant to this Prospectus the Company is offering to sell up to 500,000 shares of Common Stock underlying the TPN Warrants. The Company issued the TPN Warrants pursuant to that certain TPN Settlement Agreement and Release dated as of September 30, 1994 by and between the Company and T2 on the one hand, and the Former TPN Shareholders on the other hand. Each TPN Warrant currently entitles the registered holder to purchase one share of Common Stock at an exercise price of $18 during the period commencing September 30, 1994 and ending September 30, 1999. The exercise price of the TPN Warrants was determined by negotiation between the Company and the Former TPN Shareholders and should not be construed to be predictive of, or to imply that, any price increases will occur in the Company's securities. The exercise price of the TPN Warrants and the number and kind of shares of Common Stock or other securities and property to be obtained upon exercise of the TPN Warrants are subject to adjustment in certain circumstances, including a stock split or upon the sale of all or substantially all of the assets of the Company, a merger or other unusual events so as to enable warrantholders to purchase the kind and number of shares or other securities or property receivable in such event by a holder of the kind and number of shares of Common Stock that might otherwise have been purchased upon exercise of such TPN Warrant. The TPN Warrants may be exercised upon surrender of the TPN Warrant certificate on or prior to the expiration date of such TPN Warrants at the principal offices of the Company, or at the offices of its stock transfer agent, accompanied by payment of the full exercise price (by certified check payable to the Company) for the number of TPN Warrants being exercised. Shares of Common Stock issuable upon exercise of the TPN Warrants upon payment in accordance with their terms will be fully paid and non-assessable. The TPN Warrants do not confer upon the TPN Warrantholders any voting or other rights of a stockholder of the Company.

CONVERTIBLE PIK NOTE

     The Company is registering up to 2,777,778 shares of Common Stock issuable upon conversion of the $75 million Convertible PIK Note. The Convertible PIK Note was issued effective as of April 1, 1995 pursuant to the terms of the Asset Sale and Note Purchase Agreement dated as of January 29, 1995, as amended as of April 1, 1995, between the Company and Caremark. The Convertible PIK Note is convertible at any time subsequent to April 1, 1996, in whole or in part, into shares of the Company's Common Stock determined by dividing the aggregate principal amount thereof by $27 per share, subject to adjustment for stock splits and subdivisions, reverse stock splits, certain other distributions to holders of its Common Stock, the issuance of options or rights not below market prices and lender or exchange offers. The conversion price of the Convertible PIK Note was determined by negotiations between the Company and Caremark and should not be construed to be predictive of, or to imply that, any price increases will occur in the Company's securities. The Company is required to maintain the effectiveness of such registration statement for a three-year period following the original effective date of the registration statement. The Convertible PIK Note matures upon the earlier of an event of default or October 1, 2005. Also, prior to April 1, 1997, interest on the Convertible PIK Note is payable in additional subordinated PIK notes, at the election of the Company. Thereafter, interest is payable in cash, subject to the satisfaction of certain lender tests.

                                 LEGAL MATTERS

     Certain legal matters have been passed upon for the Company by Brobeck, Phleger & Harrison, Denver, Colorado. As of May 24, 1995, a member of Brobeck, Phleger & Harrison held options to purchase up to 75,000 shares of Common Stock.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1994 and for the year then ended included in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference hereto. The consolidated financial statements of the Company as of December 31, 1993 and for each of the two years in the period ended December 31, 1993 have been audited as to combination only and, with respect to T(2) for the two years in the period ended December 31, 1993, as to the adjustments applied to present the statements of operations, stockholders' equity, and cash flows on a December 31 rather than a September 30 year end by Ernst & Young LLP, independent auditors. The financial statements of those entities were audited by Deloitte & Touche LLP as it relates to T(2) as of September 30, 1993, and for the two years in the period ended September 30, 1993 (whose report expresses an unqualified opinion and includes an explanatory paragraph relating to Material Uncertainties (as defined therein) concerning certain pending claims against T(2)), and as of December 31, 1993 and for the two years in the period then ended by KPMG Peat Marwick LLP, as it relates to Curaflex, Arthur Andersen LLP, as it relates to HealthInfusion, and Coopers & Lybrand, Independent Accountants, as it relates to Medisys. The financial statements referred to above are incorporated by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing. The report of KPMG Peat Marwick LLP as it relates to Curaflex and the report of Coopers & Lybrand, Independent Accountants, as it relates to Medisys, each covering the December 31, 1993, financial statements refer to a change in method of accounting for income taxes to adopt the provisions of the Financial Accounting Standards Boards' Statement of Financial Accounting Standards No. 109 (Accounting for Income Taxes).

     The financial statements of the Caremark Business at December 31, 1994 and for the year then ended incorporated by reference in this Prospectus have been audited by Price Waterhouse LLP, independent accountants, as set forth in their report thereon, and are incorporated by reference in reliance upon such report and given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements and schedules of Lincare as of December 31, 1993 and 1994, and for each of the years in the three-year period ended December 31, 1994 are incorporated by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1993, consolidated financial statements refers to a change in the method of accounting for income taxes.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERING BEING MADE HEREBY NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
The Company...........................    4
Material Changes......................    4
Investment Considerations.............    5
Use of Proceeds.......................    9
Determination of Offering Price.......    9
Selling Stockholders..................    9
Plan of Distribution..................   10
Description of Securities.............   11
Legal Matters.........................   12
Experts...............................   12

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          CORAM HEALTHCARE CORPORATION



                                3,463,825 SHARES
                                OF COMMON STOCK



                               -----------------
                                   PROSPECTUS
                               -----------------



                                          , 1995

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses payable by the Registrant in connection with the sale of the securities being registered hereby. All of the amounts shown are estimates, except for the SEC registration fee.

                                       ITEM                                  AMOUNT
        -------------------------------------------------------------------  -------
        SEC Registration Fee...............................................  $30,176
        Blue Sky fees and expenses.........................................    5,000
        Printing and engraving expenses....................................    1,500
        Legal fees and expenses............................................   20,000
        Accounting fees and expenses.......................................   10,000
        Miscellaneous fees and expenses....................................    3,324
                                                                             -------
                  Total....................................................  $70,000
                                                                             =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware contains provisions permitting corporations organized thereunder to indemnify directors, officers and other representatives from liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation, against liabilities arising in any such action, suit or proceeding, expenses incurred in connection therewith, and against certain other liabilities. Article Eight of the Registrant's Certificate of Incorporation provides that the personal liability of the directors of the Registrant to the Registrant or its stockholders for monetary damages for a breach of fiduciary duty as a director is eliminated to the maximum extent permitted by Delaware law. Article Nine of the Registrant's By-laws provides for indemnification of the Registrant's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933.

ITEM 16.  EXHIBITS

     (a) Exhibits:

  4.1   --  See the Merger Agreement, the Certificate of Incorporation of Registrant,
            as amended and the Bylaws of Registrant (Incorporated by Reference to
            Exhibits 2.1, 3.1, and 3.2 of Registration No. 33-53957 on Form S-4).
  5.1   --  Opinion of Brobeck, Phleger & Harrison.**
 23.1   --  Consent of Ernst & Young LLP.*
 23.2   --  Consent of KPMG Peat Marwick LLP (St. Petersburg).*
 23.3   --  Consent of Deloitte & Touche LLP.*
 23.4   --  Consent of KPMG Peat Marwick LLP (Ontario).*
 23.5   --  Consent of Arthur Andersen LLP.*
 23.6   --  Consent of Coopers & Lybrand LLP.*
 23.7   --  Consent of Price Waterhouse LLP.*
 23.8   --  Consent of Brobeck, Phleger & Harrison (included in Exhibit 5.1).**
 24.1   --  Power of Attorney (reference is made to page II-4 of this Registration
            Statement).

- ---------------
 * Filed herewith.

** To be filed by amendment.

ITEM 17.  UNDERTAKINGS

     The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable such filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall not be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be provided by
Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to provisions described in this Registration Statement or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their respective counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 26th day of May, 1995.

                                          CORAM HEALTHCARE CORPORATION

                                          By: /s/      JAMES M. SWEENEY
                                            ------------------------------------
                                                      James M. Sweeney
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated, each of whom also constitutes and appoints James M. Sweeney, Patrick J. Fortune and Sam R. Leno, acting singly or together, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any and all amendments and post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and any other documents in connection therewith with the Securities and Exchange Commission, granting unto each attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters, and hereby ratifying and confirming all that each attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

             SIGNATURE                               TITLE                           DATE
- -----------------------------------    ----------------------------------        -------------
/s/      JAMES M. SWEENEY              Chairman and Chief Executive               May 26, 1995
- -----------------------------------    Officer (Principal Executive
         James M. Sweeney              Officer)

/s/     PATRICK J. FORTUNE             President, Chief Operating Officer         May 26, 1995
- -----------------------------------    and Director
        Patrick J. Fortune

/s/         SAM R. LENO                Vice President, Secretary and              May 26, 1995
- -----------------------------------    Chief Financial Officer (Principal
            Sam R. Leno                Financial Officer and Principal
                                       Accounting Officer)

/s/      TOMMY H. CARTER               Vice Chairman of the Board                 May 26, 1995
- -----------------------------------    of Directors
          Tommy H. Carter

/s/       RICHARD A. FINK              Director                                   May 26, 1995
- -----------------------------------
          Richard A. Fink

/s/     STEPHEN G. PAGLIUCA            Director                                   May 26, 1995
- -----------------------------------
        Stephen G. Pagliuca

/s/       L. PETER SMITH               Director                                   May 26, 1995
- -----------------------------------
          L. Peter Smith

/s/    DR. GAIL R. WILENSKY            Director                                   May 26, 1995
- -----------------------------------
       Dr. Gail R. Wilensky

                                 EXHIBIT INDEX

                                                                                SEQUENTIALLY
EXHIBIT                                                                           NUMBERED
  NO.                                   DESCRIPTION                                PAGES
- -------        -------------------------------------------------------------    ------------
   4.1     --  See the Merger Agreement, the Certificate of Incorporation of
               Registrant, as amended and the Bylaws of Registrant
               (Incorporated by Reference to Exhibits 2.1, 3.1, and 3.2 of
               Registration No. 33-53957 on Form S-4).
   5.1     --  Opinion of Brobeck, Phleger & Harrison.**
  23.1     --  Consent of Ernst & Young LLP.*
  23.2     --  Consent of KPMG Peat Marwick LLP (St. Petersburg).*
  23.3     --  Consent of Deloitte & Touche LLP.*
  23.4     --  Consent of KPMG Peat Marwick LLP (Orange County).*
  23.5     --  Consent of Arthur Andersen LLP.*
  23.6     --  Consent of Coopers & Lybrand LLP.*
  23.7     --  Consent of Price Waterhouse LLP.*
  23.8     --  Consent of Brobeck, Phleger & Harrison (included in Exhibit
               5.1).**
  24.1     --  Power of Attorney (reference is made to page II-4 of this
               Registration Statement).

- ---------------
 * Filed herewith.

** To be filed by amendment.